HLB Cinnamon Jang Willoughby & Company
Chartered Accountants
A Partnership of Incorporated Professionals



Consent of Independent Registered Public Accounting Firm

We have issued our report, dated May 9, 2005, accompanying the financial statements and schedules from the date of inception February 23, 2005 to March 31, 2005 of Zandaria Ventures Inc. included in the Registration Statement Form SB-2. We hereby consent to the use of the aforementioned report in the Registration Statement filed with the Securities and Exchange Commission on August 5, 2005.


                                      "Cinnamon Jang Willoughby & Company"

                                       Chartered Accountants



Burnaby, BC
August 5, 2005



MetroTower II - Suite 900 - 4720 Kingsway, Burnaby, BC Canada V5H 4N2.
Telephone: +1 604 435 4317. Fax: +1 604 435 4319.
HLB Cinnamon Jang Willoughby & Company is a member of HLB International. A world-wide organziation of accounting firms and business advisors.